Exhibit 99.2
Xencor to Host Webcast to Discuss XmAb942 and XmAb412 Data Presentations at DDW
-- Data support potentially best-in-class profile of XmAb942, under evaluation in ongoing global Phase 2b XENITH-UC study on track for 12-week induction results in 2027 --
-- Novel XenLock™ format optimizes bispecifics for treatment of autoimmune diseases; first XenLock™ candidate XmAb412 first-in-human healthy participant study on track for 3Q26 start --
-- Management to host webcast tomorrow, Tuesday, May 5, at 8:00 a.m. EDT --
PASADENA, Calif.--May 4, 2026-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported final results from the Phase 1 study of XmAb942, a novel, potential best-in-class, long-acting anti-TL1A antibody for the treatment of inflammatory bowel disease (IBD). The results are being presented today at Digestive Disease Week® (DDW), being held in Chicago. Tomorrow, the company will also present the preclinical characterization of XmAb412 (TL1A x IL23p19) during the conference and will host a webcast at 8:00 a.m. EDT (5:00 a.m. PDT) on Tuesday, May 5, to discuss both presentations.
Enrollment into the global Phase 2b XENITH-UC study of XmAb942 remains on track, with expectations that support a blinded interim analysis around year-end 2026 and the full results of the primary endpoint analysis during the second half of 2027. The study is enrolling approximately 220 patients across three active treatment arms and one placebo arm using asymmetric randomization, and the primary endpoint is clinical remission defined by the modified Mayo score at week 12.
Enrollment into a first-in-human dose-escalation study of XmAb412, a novel first-in-class bispecific antibody targeting TL1A and IL23p19, is expected to begin during the third quarter of 2026. The first-in-human study in healthy participants is designed to characterize the pharmacokinetics and pharmacodynamics of XmAb412 and support further development for the treatment of patients with autoimmune and inflammatory diseases in 2027.
“We are pleased to share clinical and preclinical data supporting the advancement of our TL1A franchise, which pairs our validated XmAb® engineering advantage with the promising therapeutic potential of TL1A. The Phase 1 results continue to reinforce XmAb942’s best-in-class drug exposure and convenient maintenance period dosing schedule — a single subcutaneous injection every 12 weeks — which could be a potential best-in-market advanced treatment option for patients with ulcerative colitis. Consequently, high investigator enthusiasm is driving strong enrollment into our global Phase 2b study of XmAb942 for the treatment of moderately to severely active UC,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor.
“In addition, we have designed modular XenLock™ Fab domains to rapidly build native-like, 1+1 format multi-specific antibodies with low- to sub-picomolar affinities, high stability and scalable, high-yield manufacturing. These properties are on display with XmAb412, and we believe the planned start of our first-in-human study in the third quarter of 2026 will mark a new approach to multi-specific biologics that address the very stringent requirements for high potency, long half-life, and low immunogenicity in the treatment of autoimmune and inflammatory disease.”

Xencor management will host a webcast tomorrow, May 5, at 8:00 a.m. EDT (5:00 a.m. PDT) to review the updates on XmAb942 and XmAb412. The live webcast may be accessed through this link and through “Events & Presentations” in the Investors section of the Company’s website, located at investors.xencor.com. A recording will be available for at least 30 days.
Key Highlights from the Poster “XmAb942, a Novel Potential Best-in-Class, Long-Acting Anti-TL1A Antibody for the Treatment of Inflammatory Bowel Disease: Phase 1 Final Results”
Final results of the Phase 1 study of XmAb942 in healthy participants support a potential best-in-class drug profile in the XENITH-UC study. The Phase 1 study was a randomized, double-blind, placebo-controlled, dose-escalation trial exploring intravenous (IV) and subcutaneous (SC) dose administration, at three escalating dose levels. The results reflect analyses with participants in single-dose cohorts (IV, n=24; SC, n=24) and in multiple-dose cohorts (IV, n=16).
•XmAb942 is projected to maintain higher drug exposure than first-generation TL1A antibodies during both induction and maintenance treatment. Quantitative pharmacology modeling based on integrated experimental and published data for XmAb942 and multiple first-generation TL1A antibodies supports population-level comparisons of pharmacokinetic (PK) and pharmacodynamic (PD) profiles across these compounds.
oInduction phase: XmAb942 provides markedly enhanced TL1A inhibition and is predicted to achieve greater than 99% TL1A inhibition in 86% of patients, compared to 31% and 40% for first-generation anti-TL1A antibodies.
oMaintenance phase: XmAb942 is designed to deliver maximal TL1A inhibition with a single subcutaneous injection every 12 weeks and is predicted to achieve greater than 90% TL1A inhibition in 90% of patients, compared to 60% and 68% for first-generation anti-TL1A antibodies, which are dosed every 4 weeks.

•All dose levels and routes of administration of treatment were well tolerated. Rates of overall treatment-emergent adverse events (TEAEs) were similar between XmAb942 (75%) and placebo (69%). No serious or severe TEAEs were observed, and no TEAEs led to discontinuation from the study. Headache was the most common TEAE and occurred in 33% of participants administered XmAb942 and 38% of participants administered placebo. One mild injection site reaction and one administration site bruise were the only definite treatment-related adverse events; both were mild and occurred in the highest subcutaneous dose cohort.

•Immunogenicity profile supports best-in-class drug exposure. At the high-dose IV induction and single SC maintenance dose levels being tested in the ongoing XENITH-UC Phase 2b study, 25% of healthy participants in the Phase 1 study tested positive for anti-drug antibodies (ADA), and 0% had neutralizing antibodies to XmAb942. Across all XmAb942 doses tested in the Phase 1 study, the incidence of ADA positivity was 57% in healthy participants. The incidence and magnitude of ADA decreased with increasing drug exposure. One of 47 (2%) healthy participants administered XmAb942 had neutralizing antibodies, with no observed impact on free soluble TL1A. No impacts of ADA on safety or tolerability or on the population PK model of XmAb942 were observed.

•PK profile supports the single subcutaneous injection 12-week dosing interval used during the maintenance treatment period in XENITH-UC. The pooled analysis of single dose cohorts produced an estimated terminal half-life of 74.1 days.
Poster #Mo1538 has been archived on the publications page of Xencor’s website.
Key Highlights from the Abstract “Discovery and Characterization of XmAb412: A Novel, High-Affinity, Anti-TL1A x Anti-IL23(p19) Native-Like Bispecific Antibody with Extended Half-life for the Treatment of Inflammatory Bowel Disease”
XmAb412 is a novel, human native-like, effector-less bispecific antibody incorporating Xtend™ half-life extension technology that simultaneously blocks signaling stimulated by IL23 and TL1A. XmAb412 binds TL1A and IL23p19 with single-digit picomolar affinity for TL1A and sub-picomolar affinity for IL23. XmAb412’s 1+1 XenLock™ format avoids large immune complex formation of 2+2 formats.
•XmAb412 robustly suppresses both TL1A and IL23 inflammatory pathways. In cellular assays, XmAb412 demonstrated IC50 values comparable or superior to clinical-stage TL1A antagonist antibodies and approved IL23 antagonist antibodies.
•XmAb412 is predicted to have a human half-life between 60 and 70 days. In non-human primates, XmAb412 achieved a half-life exceeding 20 days, with similar target engagement to monospecific antibodies.
•XmAb412 supports high-concentration, low viscosity and citrate-free formulation suitable for subcutaneous dosing.
Evaluation of XmAb412 in healthy participants is expected to begin in the third quarter of 2026.
Poster #Tu1468 will be archived on the publications page of Xencor’s website after becoming available on Tuesday, May 5.
About XmAb942
XmAb942 is a high-potency, extended half-life, investigational anti-TL1A antibody in clinical development for patients with inflammatory bowel disease (IBD), such as ulcerative colitis (UC) and Crohn’s disease (CD). The first generation of anti-TL1A antibodies, designed to block the interaction between the DR3 receptor and its ligand TL1A, have reduced disease activity in patients with UC and CD in multiple clinical studies. Results from a Phase 1 dose-escalation study in healthy participants indicate that XmAb942 is well tolerated. Pharmacokinetic analysis estimates a terminal half-life of 74.1 days in humans, which supports a 12-week dosing interval during maintenance treatment. Xencor is currently conducting the global Phase 2b XENITH-UC Study in ulcerative colitis.
About XENITH-UC: Global Phase 2b Study in Ulcerative Colitis (UC)
The global Phase 2b study of XmAb942 in UC (XENITH-UC) is a randomized, double-blind, placebo-controlled trial in patients with moderately to severely active UC, whose disease has progressed after at least one conventional or advanced therapy. XmAb942 is administered intravenously during the 12-week induction period and subcutaneously every 12 weeks during the maintenance period. The primary endpoint of the study is clinical remission based on the modified Mayo score at week 12. The study is designed to enroll approximately 220 patients across three induction dose levels and powered to enable Phase 3 dose selection.

About XenLock™ Fab Domains, the Novel Bispecific Format for Autoimmune Disease Used in XmAb412
XmAb412 leverages XenLock™ Fab domains, a novel antibody technology purposefully engineered to enable very high affinity, highly stable, manufacturable bispecific antibodies for development in autoimmune diseases. XmAb412 is monovalent to each of its targets using a 1+1 format, which is designed to avoid the large immune complex formation associated with 2+2 formats. The format’s highly stable, IgG-like structure protects against in vivo degradation and may reduce the risk of neutralizing antibody formation. In addition, favorable manufacture properties support subcutaneous administration and the potential to achieve effective drug exposure during both the induction and maintenance treatment periods in inflammatory bowel disease and other autoimmune diseases.
About Digestive Disease Week
Digestive Disease Week® (DDW) is the largest international gathering of physicians, researchers, and academics in the fields of gastroenterology, hepatology, endoscopy, and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE), and the Society for Surgery of the Alimentary Tract (SSAT), DDW is an in-person and online meeting.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding expectations for clinical progress, Xencor’s product candidates, the future development of Xencor’s product candidates, planned presentations of clinical data, planned and in process clinical trials and the results of such clinical trials, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's annual report on Form 10-K for the year ended December 31, 2025 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.
Contacts
For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291